UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________
FORM 8-K
 _____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2023
   _____________________
Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)
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DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)
145 Hunter Drive, Wilmington, OH     45177
(Address of principal executive offices)        (Zip Code)
(937) 382-5591
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
 _____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ATSG	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Appointment of New Chief Executive Officer
On November 6, 2023, the Board of Directors of the Company (the “Board”) appointed Joseph C. Hete, age 69, as Chief Executive Officer of the Company, effective immediately. Mr. Hete succeeds Richard F. Corrado whose position as Chief Executive Officer of the Company and its subsidiaries ended on November 3, 2023. Mr. Hete is a member of the Board and the Chairman of the Company, positions that he will continue to hold while serving as the Chief Executive Officer.
Mr. Hete has served as the Chairman of the Board since May 2020. He was the Chief Executive Officer of the Company from October 2007 to May 2020 and the President of the Company from October 2007 to September 2019. He also served as the Chief Executive Officer of the Company’s subsidiary, ABX Air, Inc., from August 2003 to May 2020; the President of ABX Air, Inc. from January 2000 to February 2008; the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003; the Senior Vice President, Chief Operating Officer, of ABX Air, Inc. from January 1997 until January 2000; the Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997; and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980 and has been a director of the Company since it became publicly traded in 2003.
The Compensation Committee of the Board has approved a compensation package for Mr. Hete consisting of a base salary of $750,000 and an annual target bonus opportunity of up to 115% of his base salary upon the extent of achievement of the performance measures in effect for the applicable fiscal year under the Company’s Executive Incentive Compensation Plan. Mr. Hete’s bonus opportunity for 2023 will be prorated. In addition, the Compensation Committee has awarded to Mr. Hete under the Company’s Amended and Restated 2015 Long-Term Incentive Plan (the “LTIP”) a grant of Restricted Stock Units having a grant date value (based upon the Company’s closing stock price on November 8, 2023) of $1,200,000. These Restricted Stock Units will settle in full after 12 months of continuous service, unless Mr. Hete’s employment is terminated because of death, disability or termination by the Company prior to such 12-month period in which case settlement will occur upon such termination. Commencing in 2024, Mr. Hete will be eligible to receive, at the same time grants are made to the other executive officers of the Company, the grant of long-term incentive awards under the LTIP. Mr. Hete will be eligible to receive long-term incentive awards having a grant date value at target performance of 300% of his then-current base salary based on the Company’s closing stock price on the grant date.
Mr. Hete will be offered a change-in-control agreement in the form currently provided to other executive officers of the Company. Consistent with the change-in-control agreement with the Company’s previous chief executive officer, Mr. Hete will be entitled to receive, should his employment be terminated without cause or by Mr. Hete for good reason following a change in control, a payment equal to three times his annual salary and annual bonus opportunity.
Mr. Corrado was a participant in the Company Severance Pay Plan for Senior Management (the “Severance Plan”) and is entitled to receive severance benefits thereunder as a result of the Board’s decision to make the leadership changes described above. Under the Severance Plan, Mr. Corrado is entitled to (i) the continuation of his annual base salary for a period of 24 months after termination of employment, (ii) payment of a pro rata portion of his target bonus for 2023 based upon the number of days employed during 2023, and (3) the continuation of eligibility to participate in certain employee benefits during the severance period. The timing of the salary continuation payments provided for in the Severance Plan is expected to be modified in order to comply with Section 409A of the Internal Revenue Code. Because Mr. Corrado met the requirements for “Retirement” under the LTIP, certain unvested restricted shares held by Mr. Corrado will be deemed vested as of the date of his termination, and a pro-rata portion (based on time of actual service during the performance period) of certain performance-based stock units granted to Mr. Corrado under the LTIP will be settled and shares issued to Mr. Corrado at the end of the applicable performance period if the performance criteria applicable to such performance-based stock units are satisfied.
Item 7.01 Regulation FD Disclosure
On November 6, 2023, the Company issued a press release announcing the departure of Mr. Corrado as Chief Executive Officer of the Company and the appointment of Mr. Hete as the new Chief Executive Officer. A copy of the Company’s press release is furnished with this From 8-K attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1*	ATSG Board of Directors appoints Joe Hete as Chief Executive Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	November 6, 2023